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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 5, 1999, except for paragraph 3 of Note 12, as to which the date is April 13, 1999, paragraph 11 of Note 12, as to which the date is April 15, 1999, paragraph 2 of Note 7, paragraph 2 of Note 8, paragraphs 1 and 8 of
Note 9, as to which the date is April 21, 1999, paragraph 2 of Note 9, as to which the date is June 16, 1999, paragraph 9 and 10 of Note 12, as to which the date is April 30, 1999, paragraph 12 of Note 12, as to which the date is August 9, 1999, paragraph 13 of Note 12, as to which the date is August 9, 1999, paragraph 13 of Note 12, as to which the date is August 26, 1999, paragraph 14 of Note 12 as to which the date is January 7, 2000, paragraph 15 of Note 12 as to which the date is November 4, 1999, paragraph 16 of Note 12 as to which the date is January 5, 2000, Note 13, as to which the date is September 30, 1999, paragraph 7 of Note 9, as to which the date is August 18, 1999, paragraph 5 of
Note 12, as to which the date is September 21, 1999, except as to the pooling of interests with PrintBid.com, Inc. which is as of December 9, 1999, and paragraph 15 of Note 1 as to which the date is January 12, 2000 relating to the financial statements of ImageX.com, Inc., of our report dated April 16, 1999, relating to the financial statements of Fine Arts Engravers Company, Inc., of our report dated November 1, 1999, relating to the financial statements of Image Press, Inc., and of our report dated December 31, 1999, relating to the financial statements of PrintBid.com, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Financial Date for ImageX.com" in such Registration Statement.


                                   PricewaterhouseCoopers LLP


Seattle, Washington
January 21, 2000